For Immediate Release

For media inquiries, contact:	For investor inquiries, contact:
Elizabeth Browne	Patty Dickerson
972-716-0500 ext. 26	972-923-9766
ebrowne@michaelpartners.com	pattyd@ectisp.net

LAWRENCE J. FINN NAMED CEO OF TERAX ENERGY

DALLAS, Jan. 26, 2006 – Terax Energy Inc. (OTCBB: TERX) has named Lawrence J. Finn chief executive officer. Since early November 2005, Finn has been serving as interim chief executive officer of Terax, and in this new role, he will continue to serve as chief financial officer.

A 37-year industry veteran, Finn joined the Terax team from Petrol Oil & Gas in Las Vegas where he was vice president of finance and chief financial officer. Prior to that, Finn was with CDX Gas, LLC, in Dallas and served as vice president of finance and later as coordinator of shale projects. Finn has also served as vice president of finance and chief financial officer of The Wiser Oil Co., CWF Energy Inc., Verado Energy Inc. and May Petroleum.

“Lawrence has done a tremendous job leading Terax as the interim CEO,” said Andrew Hromyk, director of Terax. “We are thrilled that he will now be taking on the role full time and look forward to Terax’s additional growth as the company continues the exploitation of its current leases in the Barnett Shale Formation.”

Also, Terax has named Richard C. Binz controller and chief accounting officer.

With 25 years of accounting and land management experience, Binz has held controller positions at CDX Gas LLC and Crosstex Energy Services in Dallas. Binz also held various positions at The Wiser Oil Co., Santa Fe Minerals, Maguire Oil Co. and Edwin L. Cox Oil Co., all in Dallas.

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Finn Named CEO of Terax Energy/Page 2

“Richard’s unique expertise in both accounting and land management and his experience with top Dallas oil and gas companies made him a great candidate to join the Terax team,” said Finn. “Richard is one of many great reasons why we are excited about the future of Terax.”

About Terax Energy
Terax Energy Inc. (OTCBB: TERX) is an independent, managed risk, gas exploration, development and production company, headquartered in Dallas. Terax is focused solely on the optimal exploitation and development of large, mostly contiguous acreage blocks in the Barnett Shale play within the Fort Worth Basin of Texas. For more information, visit www.teraxenergy.com.

Information Regarding Forward-Looking Statements:
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Terax's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Terax's operations. These and other risks are described in Terax's Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.

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